Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ZSPACE, INC.

zSpace, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: The name of the Corporation is zSpace, Inc., and the name under which the Corporation was originally incorporated is Infinite Z, Inc.

SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is October 26, 2006 and was amended and restated by that certain Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the state of Delaware on December 29, 2023, and was further amended by that certain Certificate of Amendment filed with the Secretary of State of the state of Delaware on July 12, 2024, and was further amended by that certain Certificate of Amendment filed with the Secretary of State of the state of Delaware on October 25, 2024 and was further amended and restated by that certain Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the state of Delaware on December 6, 2024.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as follows:

Paragraph A of Article VII is hereby amended and restated to read in its entirety as follows:

“Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the General Corporation Law of the State of Delaware.”

FOURTH: Thereafter pursuant to a resolution of the Board of Directors of the Corporation, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and the Corporations stockholders approved this Certificate of Amendment.

zSpace, Inc. has caused this certificate to be signed on November 7, 2025.

By:	/s/ Paul Kellenberger
Authorized Officer
Title: Chief Executive Officer
Name:	Paul Kellenberger
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